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ArvinMeritor Reports Fourth-Quarter and Fiscal Year 2010 Results

Recognizes Net Income and Positive Cash Flow for the
Fourth Quarter and Fiscal Year 2010

TROY, Mich. (Nov. 16, 2010) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2010.

Fourth-Quarter Highlights
  Sales were $956 million, up $259 million or 37 percent, from the same period last year.

  Net income was $2 million compared to a net loss of $14 million in the prior year’s fourth quarter.

  Net income from continuing operations was $1 million compared to a net loss of $36 million in the same period last year.

  Adjusted income from continuing operations was $8 million, compared to an adjusted loss of $11 million in the prior year’s fourth quarter.

  Adjusted EBITDA was $70 million, up $27 million from the same period last year.

  Cash flow from operations was $72 million in the fourth quarter of fiscal year 2010, compared to $46 million in the same period last year.

  Positive free cash flow (cash flow from operations less capital expenditures) for the sixth consecutive quarter of $42 million.
    “Adjusted EBITDA was up 63 percent compared to the same period in fiscal year 2009 primarily due to recovering volumes in the global commercial vehicle markets,” said Chairman, CEO and President Chip McClure. “Free cash flow for the quarter was $42 million, an improvement of $20 million from the same period last year resulting in our sixth consecutive quarter of positive free cash flow,” said McClure.

Fourth-Quarter Results 2010

    The company’s Light Vehicle Systems (LVS) business segment is reported as discontinued operations in ArvinMeritor’s financial results and prior period results have been recast to reflect this classification.

    For the fourth quarter of fiscal year 2010, ArvinMeritor posted sales of $956 million, up thirty-seven percent from the same period last year. This increase in sales was primarily due to stronger truck demand in Europe and the Americas. As compared to the third quarter of fiscal year 2010, sales in the fourth quarter were slightly lower.

    Income from continuing operations, on a GAAP basis, was $1 million or $0.01 per diluted share, compared to a loss from continuing operations of $36 million or $0.50 per diluted share in the prior year. Income from continuing operations reflects an effective tax rate of approximately 81 percent driven by strong earnings in the emerging markets and the ongoing impact of valuation allowances against our income tax loss carry forwards in the United States and Europe.

    Adjusted income from continuing operations in the fourth quarter of fiscal year 2010 was $8 million, or $0.08 per diluted share, compared to adjusted loss from continuing operations of $11 million, or $0.16 per diluted share, a year ago.

    Net income and income from continuing operations on a GAAP basis, as well as adjusted income from continuing operations for the fourth quarter of fiscal year 2010, include approximately $7 million of income related to a gain on the curtailment of the company’s U.K. pension plan.

    Adjusted EBITDA was $70 million, compared to $43 million in the fourth quarter of fiscal year 2009. Adjusted EBITDA margin was 7.3 percent in the fourth quarter of fiscal year 2010 compared to 6.2 percent in the same period last year. The favorable impact of higher sales volumes in our commercial truck business segment, as well as stronger demand in Asia Pacific, improved overall margins despite reduced demand for certain military OEM and service products versus the prior year.

    Free cash flow for the fourth quarter of fiscal year 2010 was $42 million compared to $22 million in the same period last year. The company achieved positive free cash flow while making a $29 million voluntary pension contribution to its U.S. pension plan in the quarter.

Fourth-Quarter 2010 Segment Results

    Commercial Truck sales were $547 million, up $222 million from the same period last year. EBITDA for the Commercial Truck segment was $32 million for the quarter, up from $1 million in the fourth quarter of fiscal year 2009, primarily driven by higher sales.

    Sales for the company’s Industrial segment were $220 million, down $1 million from the fourth quarter of fiscal year 2009. EBITDA for the company’s Industrial segment was $14 million, down $14 million from the same period last year. Year-over-year EBITDA was negatively impacted by lower military sales as production of the Family of Medium Tactical Vehicles (FMTV) shifts to a new prime contractor and returns to more normalized levels. The unfavorable impact of lower FMTV volumes was partially offset by higher sales in our Asia Pacific businesses.

    The Aftermarket & Trailer segment posted sales of $252 million, up $33 million from the same period last year. EBITDA for Aftermarket & Trailer was $17 million, down $1 million from the fourth quarter of fiscal year 2009. The favorable impact of higher on-highway aftermarket sales was more than offset by a decrease in Mine Resistant Ambush Protected (MRAP) service parts which benefited the prior year.

Fiscal Year 2010 Results

    For fiscal year 2010, ArvinMeritor posted sales of $3.6 billion, up 17 percent from the prior fiscal year.

    Net income for fiscal year 2010 was $12 million compared to a net loss of approximately $1.2 billion in the prior fiscal year. Loss from continuing operations, on a GAAP basis, was $2 million or $0.02 per diluted share, compared to a loss from continuing operations of $747 million or $10.31 per diluted share in the prior year.

    Adjusted income from continuing operations in fiscal year 2010 was $4 million, or $0.05 per diluted share, compared to an adjusted loss from continuing operations of $30 million, or $0.42 per diluted share, a year ago.

    Net income and loss from continuing operations, both on a GAAP basis for the fiscal year ended Sept. 30, 2010, include approximately $7 million of income related to a gain on the curtailment of the company’s U.K. pension plan recorded during the fourth quarter. As previously disclosed, full year results also include a $6 million gain on settlement of a note receivable and a $13 million dollar charge associated with the extinguishment of certain debt during the year. The net impact of these non-recurring items was not material to the results of operations for the 2010 fiscal year.

    Adjusted EBITDA was $248 million, compared to $175 million in fiscal year 2009. Adjusted EBITDA margin was 6.9 percent in fiscal year 2010 compared to 5.7 percent in the prior fiscal year.

    Free cash flow for fiscal year 2010 was $122 million compared to negative free cash flow of $429 million in fiscal year 2009.

    “This year, we achieved profitable growth by effectively managing increasing volumes, introducing new products like the 14X drive axle and the High Mobility Independent Suspension and signing new contracts with global customers,” said Chairman, CEO and President Chip McClure. “We are also pleased with the strong performance of our joint venture partnerships, including those in emerging markets.”

2010 Accomplishments
  Remain focused on rigorous cost management to realize improved operating leverage

As markets recovered throughout 2010, ArvinMeritor leveraged its lower cost base to deliver solid conversion on increased revenue. The company converted incremental sales to EBITDA as sales grew during the year, resulting in EBITDA margins increasing to 6.9 percent – keeping the company on track to achieve its long-term target of 10-percent EBITDA margins.

  Continue transformation to focus the company on global commercial vehicle and industrial markets

ArvinMeritor announced in August 2010 that it reached an agreement to sell its Body Systems business to an affiliate of Inteva Products, LLC. The company anticipates that the transaction will close prior to the end of the 2010 calendar year which will substantially complete the sale of ArvinMeritor’s light vehicle business.
  Successfully execute as global markets recover

ArvinMeritor leveraged its industry-leading production system to meet customer expectations as strong growth occurred in Brazil, India and China, and markets in North America and Europe began to recover. In 2010, the company received numerous customer awards including five Masters of Quality awards from Daimler Trucks North America; the Diamond Supplier award from Navistar and the Commercial Excellence award from MAN Latin America.
  Drive innovation – accelerating new products and advanced fuel efficient technologies

In March, the company launched the 14X axle – a signature example of the company’s effort to provide customers with products that offer greater fuel efficiency through optimized design and lighter weight components. In September, Meritor’s LogixDrive concept was introduced – the industry’s first intelligent axle system. And, to support the growing mobility needs of military customers, ArvinMeritor introduced the Meritor ProTec™ series of high mobility independent suspensions.
  Maintain focus on sustainable profitable growth

Throughout fiscal 2010, ArvinMeritor increased its commitment to strengthen its presence in emerging global markets and maintain existing market leadership with the following actions:

China – Approved $26 million investment to build a state-of-the-art technical center and manufacturing facility in Nanjing, China, and to increase capacity at its Xuzhou Meritor Automotive Limited (XMAL) joint venture in China – which supports the company’s strategy to grow its global off-highway axle business.

South America – Initiated a $23 million investment to expand the company’s housings, gearing and driveline capacity at its plant in Osasco, Brazil; and to build a new manufacturing plant in Resende, Brazil.

Europe – Began a $42 million planned investment to advance its foundation brake leadership position in Europe.
  Continued focus on balance sheet management
The company completed a series of actions to enhance liquidity and strengthen its balance sheet in fiscal year 2010. ArvinMeritor extended the maturity date on its revolving credit facility to January 2014. In March, the company issued in a public offering approximately 20 million shares of common stock resulting in approximately $200 million of net proceeds. ArvinMeritor also issued in a public offering $250 million of unsecured notes which mature in March 2018; the proceeds of which were used to fund the repurchase of $175 million of notes due in 2012. As a result of these transactions, and the positive free cash flow performance in fiscal year 2010, the company ended the year with $343 million of cash balances and $595 million of unutilized, readily-available commitments under its revolver credit and U.S. accounts receivable securitization facilities.

2011 Priorities

    With a clear vision to be the recognized leader in providing drivetrain, mobility, braking and aftermarket solutions to the global commercial vehicle and industrial markets, the company will continue to remain diligently focused on the following five priorities for 2011.
  Achieve EBITDA margin targets and sustain momentum of cash flow conversion.

  Successfully execute as global markets recover.

  Drive innovation – accelerating new products and advanced fuel efficient technologies.

  Maintain focus on sustainable profitable growth.

  Continue to focus on strengthening the balance sheet.
Outlook for 2011

    For the first quarter of fiscal year 2011 (compared to the fourth fiscal quarter of 2010), the company anticipates the following results from continuing operations:
  Revenue to be seasonably flat.

  Adjusted EBITDA to be slightly lower primarily due to the non-recurrence of the $7 million pension curtailment gain.

  Adjusted income from continuing operations to be slightly lower.

  Free cash flow, before factoring and restructuring, to be negative.

  Free cash flow to be negative.
    For fiscal year 2011, ArvinMeritor expects to report results for the entire company in the following ranges for capital expenditures, interest expense, cash interest, income tax expense and cash income taxes.
  Capital expenditures in the range of $75 million to $90 million.

  Interest expense to be in the range of $100 million to $110 million.

  Cash interest to be in the range of $85 million to $95 million.

  Income tax expense to be in the range of $70 million to $90 million.

  Cash income taxes to be in the range of $50 million to $70 million.
    “ArvinMeritor has clear priorities for 2011 that include achieving EBITDA margin targets and continuing to deliver strong cash flow conversion,” said McClure. “In addition, we will stay focused on execution as markets around the world rebound, continue to design innovative products that offer our customers’ greater efficiency and remain focused on strengthening our balance sheet.”

Fourth-Quarter and Full-Year 2010 Conference Call

    The company will host a telephone conference call and Web cast to discuss the company’s fourth-quarter and full-year results for fiscal year 2010 on Tuesday, Nov. 16, 2010, at 9 a.m. (ET).

    To participate, call (617) 213-4869 ten minutes prior to the start of the call. Please reference participant pass code 33567456 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

    A replay of the call will be available from Noon on Nov. 16, to 11:59 p.m. Nov. 23, 2010, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 53864770.

    To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

About ArvinMeritor

   ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the transportation and industrial sectors. The company marked its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For important information about the company, visit the company's Web site at: http://www.arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. There are risks and uncertainties relating to the company’s announced plans to sell the Body Systems business of LVS, including the timing and certainty of completion of any sale and the terms upon which any purchase and sale agreement may be entered into. Until the closing of any sale, the company will be responsible for the operation of this business. Therefore, it is possible that an extended process could result in operating losses and cash requirements for which the company would be responsible, especially if economic conditions begin again to destabilize. In addition, although the company currently expects to sell the entire business, if the company fails to do so, the company may consider other available options, including restructurings and multiple sales of portions of the business (which may involve substantial costs and the potential to lose new or replacement customer awards due to the uncertainty as to the future of the business). In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; the ability to achieve anticipated or continued cost savings from reduction actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

    In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Free cash flow, which are non-GAAP financial measures.

    Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

    Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting in future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

    Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

    Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales	$956	$697	$3,590	$3,075
Cost of sales	(840)	(627)	(3,171)	(2,780)
GROSS MARGIN	116	70	419	295
Selling, general and administrative	(78)	(53)	(289)	(209)
Restructuring costs	(5)	(6)	(6)	(61)
Asset impairment charges	(2)	—	(2)	(14)
Other operating expense	—	—	(6)	(1)
OPERATING INCOME	31	11	116	10
Other income	—	—	2	—
Equity in earnings of affiliates	15	7	48	15
Interest expense, net	(25)	(23)	(106)	(93)
INCOME (LOSS) BEFORE INCOME TAXES	21	(5)	60	(68)
Provision for income taxes	(17)	(27)	(48)	(670)
INCOME (LOSS) FROM CONTINUING OPERATIONS	4	(32)	12	(738)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
net of tax	1	20	14	(438)
NET INCOME (LOSS)	5	(12)	26	(1,176)
Less: Net income (loss) attributable to noncontrolling interests	(3)	(2)	(14)	(12)
NET INCOME (LOSS) ATTRIBUTABLE TO
ARVINMERITOR, INC.	$2	$(14)	$12	$(1,188)

NET INCOME (LOSS) ATTRIBUTABLE TO
ARVINMERITOR, INC.
Income (loss) from continuing operations	$1	$(36)	$(2)	$(747)
Income (loss) from discontinued operations	1	22	14	(441)
Net income (loss)	$2	$(14)	$12	$(1,188)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.01	$(0.50)	$(0.02)	$(10.31)
Discontinued operations	0.01	0.30	0.16	(6.08)
Diluted earnings (loss) per share	$0.02	$(0.20)	$0.14	$(16.39)

Diluted average common shares outstanding	96.5	72.7	87.6	72.5

Prior periods have been recast for discontinued operations.

ARVINMERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	September 30,	September 30,
	2010	2009
ASSETS:
Cash and cash equivalents	$343	$95
Receivables, trade and other, net	579	694
Inventories	382	374
Other current assets	76	97
Assets of discontinued operations	341	56
TOTAL CURRENT ASSETS	1,721	1,316
Net property	389	445
Goodwill	432	438
Other assets	337	306
TOTAL ASSETS	$2,879	$2,505

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Short-term debt	$—	$97
Accounts payable	670	674
Other current liabilities	358	411
Liabilities of discontinued operations	362	107
TOTAL CURRENT LIABILITIES	1,390	1,289
Long-term debt	1,029	995
Retirement benefits	1,162	1,077
Other liabilities	321	310

Shareowners’ deficit attributable to ArvinMeritor, Inc.	(1,054)	(1,195)
Noncontrolling interests	31	29
TOTAL EQUITY (DEFICIT)	(1,023)	(1,166)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,879	$2,505

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales:
Commercial Truck	$547	$325	$1,960	$1,566
Industrial	220	221	951	888
Aftermarket & Trailer	252	219	969	954
Intersegment Sales	(63)	(68)	(290)	(333)
Total sales	$956	$697	$3,590	$3,075
EBITDA:
Commercial Truck	$32	$1	$85	$(38)
Industrial	14	28	94	135
Aftermarket & Trailer	17	18	71	89
Segment EBITDA	63	47	250	186
Unallocated Legacy and Corporate Income (Expense)	7	(4)	(2)	(11)
Adjusted EBITDA	$70	$43	$248	$175
Loss on Sale of Receivables	(1)	—	(4)	(5)
Depreciation and Amortization	(16)	(19)	(70)	(70)
Interest Expense, Net	(25)	(23)	(106)	(93)
Restructuring Costs	(5)	(6)	(6)	(61)
Asset Impairment Charges	(2)	—	(2)	(14)
Provision for Income Taxes	(17)	(27)	(48)	(670)
Non-controlling Interests	(3)	(4)	(14)	(9)
Income (Loss) from Continuing Operations
attributable to ArvinMeritor, Inc.	$1	$(36)	$(2)	$(747)
Income (Loss) from Discontinued Operations
attributable to ArvinMeritor, Inc.	1	22	14	(441)
Net Income (Loss)	$2	$(14)	$12	$(1,188)

Prior periods have been recast for discontinued operations.

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Twelve Months Ended September 30,
	2010	2009
OPERATING ACTIVITIES
Income (loss) from continuing operations	$12	$(738)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	70	70
Restructuring costs, net of payments	(8)	33
Deferred income tax expense (benefit)	(16)	641
Equity in earnings of affiliates, net of dividends	(37)	10
Pension and retiree medical expense	81	68
Other adjustments to income (loss) from continuing operations, net	27	34
Pension and retiree medical contributions and settlements	(117)	(95)
Proceeds on note receivable and unwind of swap agreement	19	—
Changes in off-balance sheet receivable securitization and factoring	60	(257)
Changes in assets and liabilities	46	71
Operating cash flows provided by (used for) continuing operations	137	(163)
Operating cash flows provided by (used for) discontinued operations	74	(132)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	211	(295)
INVESTING ACTIVITIES
Capital expenditures	(56)	(82)
Other investing activities	5	9
Net investing cash flows used for continuing operations	(51)	(73)
Net investing cash flows provided by (used for) discontinued operations	(13)	87
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(64)	14
FINANCING ACTIVITIES
Borrowings (payments) on revolving credit facility, net	(28)	28
Payments on accounts receivable securitization program, net	(83)	(28)
Proceeds from debt issuance	245	—
Repayment of notes	(193)	(83)
Borrowings (payments) on lines of credit and other, net	5	(14)
Net change in debt	(54)	(97)
Proceeds from stock issuance	209	—
Issuance and debt extinguishment costs	(45)	—
Other financing activities	(1)	—
Cash dividends	—	(8)
Net financing cash flows provided by continuing operations	109	(105)
Net financing cash flows used for discontinued operations	(12)	(1)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	97	(106)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	4	(15)
CHANGE IN CASH AND CASH EQUIVALENTS	248	(402)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95	497
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$343	$95

Prior periods have been recast for discontinued operations.

ARVINMERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income (loss) from continuing
operations attributable to ArvinMeritor, Inc.	$1	$(36)	$(2)	$(747)
Adjustments:
Restructuring costs	5	6	6	61
Asset impairments	2	—	2	14
Loss on debt extinguishment	—	—	13	—
Gain on settlement of note receivable	—	—	(6)	—
Non-cash income tax charges (reversals)	—	19	(9)	642
Adjusted income (loss) from
continuing operations	$8	$(11)	$4	$(30)

Diluted earnings (loss) per share from
continuing operations	$0.01	$(0.50)	$(0.02)	$(10.31)
Impact of adjustments on diluted
earnings (loss) per share	0.07	0.34	0.07	9.89
Adjusted diluted earnings (loss) per
share from continuing operations	$0.08	$(0.16)	$0.05	$(0.42)

Prior periods have been recast for discontinued operations.

ARVINMERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash flows provided by (used for) operating activities	$72	$46	$211	$(295)
Capital expenditures – continuing operations	(23)	(7)	(56)	(82)
Capital expenditures – discontinued operations	(7)	(17)	(33)	(52)
Free cash flow	$42	$22	$122	$(429)

Prior periods have been recast for discontinued operations.